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CONTACT:
CYBERCASH, INC.                             RUDER FINN
James J. Condon                             Steve Curtis
President and                               (212) 593-6319
Chief Operating Officer
(703) 716-5208

Maria Izurieta
Vice President of Finance
Investor Relations
(703) 453-1119

                      CYBERCASH RAISES $5 MILLION IN EQUITY
                            THROUGH PRIVATE PLACEMENT

RESTON, VA, APRIL 6, 1999 -- CyberCash, Inc. (NASDAQ: CYCH), the world leader in secure payment technologies and services, today announced that it has raised an additional $5 million in equity capital through the second tranche of a private placement of common stock and warrants. This brings CyberCash's cash balance to approximately $19 million. The Company raised $10 million from the same private equity funds, in January 1999, through the first tranche of this private placement. CyberCash plans to use this equity funding to continue to underwrite the marketing, sales and customer support efforts behind the roll out of its InstaBuy(TM) one-click shopping service.

"We will be launching a multifaceted $2.5 million marketing campaign promoting our new InstaBuy Agile Wallet service," Condon said. "This campaign will help us demonstrate to merchants how fast and easy it is for consumers to shop online using InstaBuy, and motivate merchants to learn more about the benefits of offering InstaBuy on their sites. InstaBuy's ubiquity across the Net makes it easy for consumers to shop any merchant's site, as emphasized by the campaign's tagline: "Just One Click. Anywhere.""

William N. Melton, chairman and chief executive officer, added, "For the remainder of 1999, the Company will focus on building its merchant base both for our InstaBuy and Payment offerings and on enlisting additional financial institutions to sponsor branded Agile Wallets. We are encouraged by the resumption in signups during the past month along with further increases in transaction volume, as of today we have over 11,000 merchants using our CyberCash CashRegister 3 service processing more than 3.1 million transactions per month, and in March we added more than 900 merchants to the service. This additional funding will assist us in achieving our goals for 1999, as we continue to execute on our strategy towards profitability.

CyberCash Press Release
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Melton continued: "First USA, the first financial institution to participate in the Agile Wallet program with its VersaPay wallet, has recently announced several marquee merchants who have signed up for the InstaBuy service. These merchants include Borders.com, CDnow, ZD Net, 1-800 Flowers, CBS MarketWatch and Cyberian Outpost. The opportunities for CyberCash are tremendous and we are poised to take advantage of the burgeoning electronic commerce market."

ABOUT CYBERCASH, INC.

CyberCash is the world leader in secure, convenient payment technologies and services, enabling e-commerce across the entire market spectrum from electronic retailing environments to the Internet.

CyberCash provides a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions. Leading brands of CyberCash include ICVERIFY(R), PCVERIFY(TM), CashRegister (TM), NetVERIFY(TM), CyberCoin(R), PayNow(TM), and InstaBuy (TM).

For financial institutions, software developers and integrators, commerce and Internet service providers, and technology partners, CyberCash solutions are the preferred choice, offering unmatched ease and flexibility in integrating payment capabilities into value-added offerings to customers.

This press release contains statements that are forward looking, including statements about the Company's future profitability and stock price. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include the need for additional capital, the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments, general economic conditions, and stock market developments affecting technology companies. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com as well as other sources.

CyberCash, Inc., headquartered in Reston, Virginia, USA, maintains a global presence with offices and joint ventures operating throughout North America, Europe and Asia.

To receive CyberCash's latest news and corporate developments visit the Company's web site at http://www.cybercash.com.

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